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                                   EXHIBIT 10
                                Agreement Between
                   Ferro Corporation and Richard C. Oudersluys
                   -------------------------------------------

         Richard C. Oudersluys ("RCO") and Ferro Corporation hereby voluntarily enter into the following Agreement:

           1. Effective January 6, 1997 RCO shall cease to be an officer of Ferro, but shall remain an employee of Ferro without specified duties, until the earlier of April 16, 1999, or his death. RCO shall be retained on the payroll of Ferro from January 6, 1997 to April 15, 1997 at his preexisting salary level. Compensation arrangements applicable thereafter shall be as set forth in this Agreement.

           2. For the period April 16, 1997 through April 16, 1999, RCO shall be retained on the payroll and shall be paid a salary at an annual rate of $290,640 payable in equal installments in accordance with Ferro's salaried employee payroll practices at the time of any such payment. For purposes of pension calculation, the $290,640 annual payment will be considered as $207,600 base salary and $83,040 bonus.

           3. RCO shall not be entitled to bonus participation applicable to the year 1997 or subsequent years. The 1996 bonus will be paid on the regular distribution dates with the personal performance portion at 0% achievement, and the mathematical portion calculated based on final 1996 results per the plan.

           4. RCO shall be entitled to full outplacement services at a mutually


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agreeable outplacement firm. Payment shall be made directly by Ferro to the outplacement firm and this benefit cannot be converted to a cash payment to RCO.

           5. RCO will not be entitled to participate in the following Ferro employee plans after January 6, 1997:

                  a.       Salary continuation plan;
                  b.       Long-term disability plan;
                  c.       Business travel accident insurance.

         RCO will be entitled to participate in the following employee plans (or their successor plans) as a continuing salaried employee through April 16, 1999:

                  a.       Ferro FlexChoice Program;
                  b.       Savings and Stock Ownership Plan;
                  c.       Ferro Corporation Retirement Plan;
                  d.       Ferro Corporation Excess Benefits Plan;
                  e.       Supplemental SSOP;
                  f.       Annual executive physical;
                  g.       Life Insurance.

         RCO's continued participation in such plans is subject to the ongoing right of Ferro to modify, amend or discontinue such plans (and the Ferro Salaried Retiree Medical Program) in any manner, so long as any such modification, amendment or discontinuance is one of general application, rather than one that uniquely discriminates against RCO.

           Effective April 16, 1999 RCO shall be eligible to participate as a retiree in the

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Ferro Salaried Retiree Medical Program (or any successor plan), provided he follows the procedures in such plan to activate his participation. If RCO dies prior to April 16, 1999, his wife shall become eligible to participate in the Ferro Salaried Retiree Medical Program or any successor plan as if she were a qualified widow of a salaried retiree.

           6. Commencing May 1, 1999, Ferro will pay to RCO (or his spouse, in the event of RCO's prior death) a monthly pension, for the balance of his lifetime, in the amount determined by the terms and provisions of the Ferro Corporation Retirement Plan and the Ferro Corporation Excess Benefits Plan. The amount of his monthly pension is currently estimated to be $7,874.43, and will be determined in accordance with the assumptions and procedures set forth in
Exhibit I. In the event RCO predeceases his wife after payments under this
Section 6. have commenced, his wife shall be entitled to receive a surviving spouse's benefit as provided by the Ferro Corporation Retirement Plan and Ferro Corporation Excess Benefits Plan. In the event RCO predeceases his wife before payments under this Section 6 have commenced, his wife shall be entitled to receive (a) for the balance of the period to April 16, 1999, those amounts which would otherwise be payable to RCO under Section 1, 2, and 3 hereof, were it not for his death, and (b) beginning with the date of RCO's death, such surviving spousal pension benefits as are provided under the Ferro Corporation Retirement Plan and Ferro Corporation Excess Benefits Plan as though RCO had been an active salaried employee at the time of his death.

           7. The provisions of this Agreement are based upon an election by RCO of

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early retirement as of May 1, 1999 and the commencement of early retirement income payments to him as of that date under the Ferro Corporation Retirement Plan.

           8. Provided that he survives to April 16, 1999, RCO shall be deemed to have retired as of April 16, 1999 with respect to his rights under the Ferro Stock Option Plan and Performance Share Plan, and the stock option awards and performance share awards and agreements pursuant to such Plans shall be determined under the provisions of those Plans and those agreements, based upon termination of employment on April 16, 1999. RCO shall not be entitled to receive additional awards under those Plans after the date of this Agreement.

           9. Ferro shall have no obligation to RCO on account of unused vacation, illness or personal absence, it being deemed that any such obligations are fulfilled by the terms of this Agreement.

         10. RCO currently uses a Ferro-provided leased automobile with respect to which Ferro pays the operating costs. Upon expiration of the current lease, Ferro will purchase it and transfer ownership to RCO. Transfer of title and payment of operating costs through such date fully discharges any remaining obligations of Ferro to RCO regarding the use of a Ferro-provided leased automobile.

         11. Ferro will continue to cause to be made available to RCO, at Ferro's expense, the services of KPMG Peat Marwick with respect to tax advice and tax return preparation through December 31, 1999, as well as for RCO's 1999 tax returns,

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whenever completed.

         12. Ferro will provide RCO, for determining the amount of RCO's pension only, with an additional two years of Credited Benefit Service beyond the expiration of this Agreement. Thus, RCO will have a total of 22 years Credited Benefit Service. In partial consideration therefore, RCO agrees to provide up to one hundred twenty (120) full days consulting , by telephone or in person, during the twenty-four (24) month period following the effective date of this Agreement as Ferro may from time to time reasonably request. For any consulting days in excess of the original one hundred twenty (120) days during that period, Ferro will pay RCO at the rate of eight hundred fifty dollars ($850) per day. It is agreed that such consulting will be scheduled so as not to unreasonably interfere with RCO's other obligations or activities. Ferro will reimburse RCO for reasonable and actual travel expenses incurred at Ferro's request in conducting consulting projects under this section.

         13. RCO hereby reaffirms his obligations and commitment pursuant to that Employment Agreement between Ferro and RCO (the "Secrecy Agreement") that he signed at the time of commencement of his employment with Ferro. RCO agrees that in consideration for the early retirement benefit elected hereunder and pursuant to the terms of the Excess Benefit Plan and in further consideration for the additional service time provided in Section 12 of this Agreement, he will not, at any time prior to age 65 without Ferro's prior written consent (which may be given or withheld in Ferro's absolute discretion), accept any other employment or engage, as a proprietor, consultant, partner, owner, or otherwise in any activity, business or enterprise which,

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with respect to such activity or engagement, is competitive with the businesses of Ferro for which RCO had direct responsibility during RCO's tenure as an officer of Ferro, including but not limited to Porcelain Enamel, Ceramic Glaze, Specialty Ceramics, Inorganic Pigments, Glass Enamels, Forehearth Colorants, and Deco products. This covenant shall not be construed to preclude RCO's employment by an entity which later acquires a product line that competes with Ferro's product lines, as long as RCO is not directly involved with or employed in the business unit producing or selling such line. Except as aforesaid, no other restriction or noncompetition obligations shall be imposed upon RCO and he shall be free to obtain employment or participate as a principal, shareholder, or partner in any other business enterprise.

         14. RCO hereby releases and discharges Ferro, its successors, subsidiaries, employees, officers, directors and representatives from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which he may have or claim to have against them, or any of them, (other than his rights under or described in this Agreement, other than claims the basis of which arise after the date of this Agreement, and other than arise in any benefit plan with respect to which RCO is or will be due to receive benefits in the future). This includes, but is not limited to, claims arising under Federal, state or local laws prohibiting age, sex, race or other forms of discrimination or claims arising out of any legal or equitable restrictions on Ferro's right to terminate the employment of its employees. It also includes a release of all rights under his Executive Employment Agreement with Ferro as amended and restated July 28, 1995, but not under provisions thereof as and to the extent they are incorporated by

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reference under Section 17 of this Agreement.

         This release also includes waiver of any right RCO may have or claim to have to recovery in any lawsuit brought on his behalf by any state or Federal agency with respect to his employment termination.

         15. RCO agrees to furnish to Ferro such documentation as Ferro may reasonably request for the release to Ferro of any funds held in escrow to secure Ferro's obligations to RCO under his Executive Employment Agreement with Ferro.

         16. In the event of the death of RCO prior to April 16, 1999, the payments described in Section 1, 2, and 3 hereof shall continue to be paid to his surviving spouse and, in the event of her death prior to April 16, 1999, to RCO's estate, until completion of payment of the amounts provided for in such
Section 1, 2 and 3.

         17. This Agreement hereby expressly incorporates by reference the provisions pertaining to mitigation and offset, arbitration, and successors and assigns (but as if such terms referred to the compensation and benefits payable under this Agreement, rather than those payable under the Executive Employment Agreement) of the Executive Employment Agreement, as if such provisions were fully rewritten herein and applicable as between RCO and Ferro.

         18. For Federal, state, and local income tax reporting and withholding purposes, the payments in Sections 2 and 6 herein shall be deemed taxable and therefore reported as such in the years which the payments are made. For purposes of employment tax under the Internal Revenue Code Section 3121(v)(2)(A), the payments under Section 6, to the extent subject to tax shall be deemed taxable.

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         19. Except as specifically provided otherwise in this Agreement, the terms of this Agreement shall supersede any different or conflicting provisions of any other agreement between RCO and Ferro, and of any plans or policies of Ferro applicable to RCO.

         20. Ferro shall pay all legal fees and expenses incurred by RCO in connection with the negotiation and preparation of this Agreement (including all such fees and expenses, if any, incurred in seeking to enforce any right or benefit provided by this Agreement, or in interpreting this Agreement) and with the interpretation and enforcement of his Executive Employment Agreement effective July 28, 1995.

         This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original, but all of which shall collectively constitute one and the same instrument.

DATE:         March 13, 1997                    /s/ Richard C. Oudersluys
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                                                Richard C. Oudersluys

                                                FERRO CORPORATION

DATE:         March 13, 1997           By:      /s/ Albert C. Bersticker
                                                -------------------------
                                                Albert C. Bersticker

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